Exhibit (h)(ii)(2)

MASTER SUB-ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Fund(s)

SSGA Active Trust

OPERATIONAL ETFS AND PORTFOLIOS

SPDR SSGA Multi-Asset Real Return ETF

SPDR SSGA Income Allocation ETF

SPDR SSGA Global Allocation ETF

SPDR Blackstone/GSO Senior Loan ETF

SPDR SSGA Ultra Short Term Bond ETF

SPDR MFS Systematic Core Equity ETF

SPDR MFS Systematic Growth Equity ETF

SPDR MFS Systematic Value Equity ETF

SPDR DoubleLine Total Return Tactical ETF

State Street Disciplined Global Equity Portfolio

SPDR DoubleLine Short Duration Total Return Tactical ETF

SPDR DoubleLine Emerging Markets Fixed Income ETF

[REDACTED]

As of June 21, 2017